Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

November 17, 2010

To the Board of Directors of
Ivany Nguyen, Inc.
Toronto, Ontario, Canada

To Whom It May Concern:

Consent of Independent Registered Public Accounting Firm

Silberstein Ungar, PLLC, hereby consents to the use in the Form S-8, Registration Statement Under the Securities Act of 1933, filed by Ivany Nguyen, Inc., of our report dated October 12, 2010, relating to the financial statements of Ivany Nguyen, Inc., a Delaware Corporation, as of and for the years ending June 30, 2010 and 2009 and for the period from inception to June 30, 2010, and the reference to us under the caption “Interests of Named Experts and Counsel”.

Sincerely,

 /s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC